EXHIBIT 4.41

EL PASO ELECTRIC COMPANY

100 North Stanton

El Paso, TX 79901

July 27, 2005

Citigroup Global Markets Inc.

BNY Capital Markets, Inc.

J.P. Morgan Securities Inc.

Maricopa County, Arizona Pollution Control Corporation

c/o Ryley Carlock & Applewhite

One North Central Avenue

Suite 1200

Phoenix, Arizona 85004

Attention: President

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds,

2005 Series B, 2005 Series C

(El Paso Electric Company Palo Verde Project)

Representation and Indemnity Agreement

Ladies and Gentlemen:

In order to induce the Maricopa County, Arizona Pollution Control Corporation (the “Issuer”) and Citigroup Global Markets Inc., BNY Capital Markets, Inc. and J.P. Morgan Securities Inc. as Underwriters (the “Underwriters”), to enter into the Bond Purchase Agreement to be dated the date hereof (the “Bond Purchase Agreement”) relating to the purchase by the Underwriters, and the issuance and sale by the Issuer, of $63,500,000 aggregate principal amount of its Maricopa County, Arizona Pollution Control Corporation Pollution Control Refunding Revenue Bonds, 2005 Series B (El Paso Electric Company Palo Verde Project) (the “Series B Bonds”) and $37,100,000 aggregate principal amount of its Maricopa County, Arizona Pollution Control Corporation Pollution Control Refunding Revenue Bonds, 2005 Series C (El Paso Electric Company Palo Verde Project) (the “Series C Bonds,” together with the Series B Bonds, the “Bonds”) bearing interest and maturing as stated in the Official Statement (as defined in the

Bond Purchase Agreement) for the price stated in the Bond Purchase Agreement, the proceeds of which sale will be used to provide for refinancing of certain pollution control facilities of the Company (the “Project”), pursuant to separate Loan Agreements each dated as of July 1, 2005 (collectively, the “Loan Agreement”), between the Issuer and El Paso Electric Company (the “Company”), and in accordance with the provisions of a Tax Certificate dated the date of issuance of the Bonds (the “Tax Certificate”) from the Issuer and agreed to by the Underwriters and the Company (with the Tax Certificate of the Company attached as Exhibit A to the Tax Certificate from the Issuer) and in consideration of the foregoing and the execution and delivery of the Bond Purchase Agreement by the parties thereto, the Company hereby represents and warrants to and covenants with each of the Issuer and the Underwriters as follows:

1. Bond Purchase Agreement. The Company has received the form of, and will receive an executed counterpart of, the Bond Purchase Agreement and acknowledges its acceptance of, and concurrence in, the terms and conditions thereof.

2. Representations and Warranties. The Company represents and warrants to the Issuer and the Underwriters that the representations and warranties of the Company set forth in Schedule I to the Bond Purchase Agreement are true and will be true on and as of the date of Closing (such term and the other capitalized terms used herein without definition having the respective meanings specified in the Bond Purchase Agreement).

3. Indemnification and Contribution Between the Company and the Underwriters. (a) The Company agrees to indemnify and hold harmless the Underwriters and each person, if any, who controls any Underwriters within the meaning of Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), or Section 15 of the Securities Act of 1933 (the “Securities Act”), from and against any and all losses, claims, damages, and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Underwriters or any such controlling person in connection with investigating or defending any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Official Statement (as amended or supplemented if the Company shall have furnished any amendments or supplements in accordance with paragraph 5(c) hereof) used during the period set forth in paragraph 5(e) hereof, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading; except insofar as such losses, claims, damages, or liabilities are caused by any untrue statement or omission or alleged untrue statement or alleged omission based on information furnished in writing to the Company by the Underwriters expressly for use therein or in connection with the offering of the Bonds.

(b) The Underwriters agree to indemnify and hold harmless the Company and any person controlling the Company within the meaning of Section 20 of the Exchange Act or Section 15 of the Securities Act to the same extent as the foregoing indemnity from the Company to the Underwriters, but only with reference to information relating to the Underwriters furnished in writing by the Underwriters expressly for use in the Official Statement.

(c) In case any proceeding (including any governmental or regulatory investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) of this paragraph 3, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties. Such firm shall be designated in writing by the Company in the case of parties indemnified pursuant to the paragraph (b) above and by the Underwriters in the case of parties indemnified pursuant to the paragraph (a) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided in paragraph (a) or (b) of this paragraph 3 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein in connection with the offering of the Bonds, then the indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Issuer on the one hand and the Underwriters on the other from the offering of the Bonds or (ii) if the allocation provided in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Issuer on the one hand and the Underwriters on the other in connection with the matters which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Issuer on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Bonds (before deducting expenses) received by the Issuer bears to the total fees received by the Underwriters from the offering of the Bonds. In the case of an untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, the relative fault of the Company and the Issuer, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the

Issuer or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. In no case shall the Underwriters be responsible for any amount in excess of the purchase discount or commission applicable to the Bonds purchased by the Underwriters hereunder.

(e) The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this paragraph 3 were determined by pro rata allocation or other method of allocation which does not take into account the equitable considerations referred to in paragraph (d) above. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of paragraph (d) above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim. The remedies provided in this paragraph 3 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

4. Indemnification and Contribution Between the Company and the Issuer. In further consideration of the premises and of the execution and delivery of the Bond Purchase Agreement by the parties thereto, the Company covenants and agrees with the Issuer as follows:

(a) Subject to the conditions set forth below, the Company will indemnify and hold harmless the Issuer, and each member, officer, official and employee of the Issuer against the following:

(i) any and all loss, liability, claim, damage and expense whatsoever, joint or several, to which it or they may become subject, under the Securities Act, the Exchange Act, the Trust Indenture Act of 1939 (the “Trust Indenture Act”), any state securities laws or otherwise, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Official Statement (as from time to time amended and supplemented), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) any and all loss, liability, claim, damage and expense whatsoever, joint or several, to which it or they may become subject, under the Securities Act, the Exchange Act, the Trust Indenture Act, any state securities laws or otherwise, to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii) any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission to the extent that any such expense is not paid under (i) or (ii) above.

In no case shall the Company be liable under this paragraph (a) with respect to any claim made against the Issuer or any such member, officer, official or employee unless the Company shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify the Company shall not relieve it from any liability which it may have otherwise than on account of this Representation and Indemnity Agreement (this “Agreement”). The Company shall be entitled to participate at its own expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense, of a suit brought to enforce any such claim, but if the Company elects to assume the defense, it shall be conducted by counsel chosen by the Company and satisfactory to the Issuer and each member, officer, official or employee of the Issuer, defendant or defendants in any suit so brought. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Issuer and each member, officer, official or employee of the Issuer, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by them. The Company agrees to notify the Issuer within a reasonable time of the assertion of any claim against it or them, any of the officers or directors or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, in connection with the sale of the Bonds.

(b) If the indemnification provided for in paragraph (a) is for any reason, other than as specified therein, held by a court to be unavailable and the Issuer has been required to pay damages as a result of a determination by a court that the Official Statement (as from time to time amended or supplemented) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, then the Company shall contribute to the damages paid by the Issuer, but only to the extent that such damages arise out of or are based upon such untrue statement or omission, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Issuer on the other from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Issuer on the other in connection with the statements or omissions which resulted in such damages as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and by the Issuer on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) applied to the financing bear to any fees paid to the Issuer in connection with the issuance and sale of the Bonds. The relative fault shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Issuer and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. For purposes of this paragraph, the term “damages” shall include any legal or other expenses reasonably incurred by the Issuer in connection with investigating or defending any action or claim which is the subject of the contribution provisions of this paragraph (b). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation pursuant to this paragraph (b). If the Issuer shall have reasonably concluded that there may be defenses available to it which are different from or additional to and which conflict with those available to the Company, the Company shall not have the right to assume the defense of any such action on behalf of the Issuer and all legal and other expenses incurred by the Issuer pursuant to this paragraph (b) shall be borne by the Company. Anything in this paragraph (b) to the contrary notwithstanding, the Company shall not be liable for (i) the fees and expenses for more than one firm of attorneys for the Issuer in connection with any one action or separate but related actions within the same jurisdiction arising out of the same allegation or causes of action or (ii) any settlement of any such claim or action effected without its written consent.

5. Covenants and Agreements. The Company covenants and agrees:

(a) Within one (1) business day hereof (but not later than the date that any confirmation requesting payment from any customer for any of the Bonds is mailed or delivered thereto), the Company shall deliver to the Underwriters copies of the Official Statement, dated the date hereof, relating to the Bonds, in sufficient quantity as may be reasonably be requested by the Underwriters in order to comply with Rule 15c2-12 (“Rule 15c2-12”) under the Exchange Act, in substantially the form attached to the Bond Purchase Agreement as Exhibit A, with such changes as shall have been accepted by the Underwriters;

(b) Not to take or omit to take any action, which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied in a manner other than as provided in the Indenture and the Loan Agreement;

(c) Before amending or supplementing the Official Statement to furnish the Underwriters with a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Underwriters reasonably object;

(d) Prior to the date hereof, the Company shall have delivered to the Underwriters a document or documents together with a certificate of the Company which states that such document or documents are deemed final as of their date for purposes of Rule 15c2-12 except for the information not required to be included therein under Rule 15c2-12;

(e) If, after the date of the Bond Purchase Agreement until twenty-five (25) days after the end of the underwriting period (as defined in the Bond Purchase Agreement), any event shall occur as a result of which it is necessary to amend or supplement the Official Statement in order to make the statements therein, in light of the circumstances when the Official Statement is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Official Statement to comply with applicable law, to notify the Underwriters (and for the purpose of this clause (e) to provide the Underwriters with such information as they may from time to time request), and to prepare and furnish, at the Company’s sole expense (in a form and manner approved by the Underwriters) a reasonable number of copies of either amendments of or supplements to the Official Statement so that (x) the statements in the Official Statement as so amended or supplemented will not, in light of the circumstances when the Official Statement is delivered to a purchaser, be misleading or (y) the Official Statement, as so amended or supplemented, will comply with applicable law;

(f) Between the date of this Agreement and the Closing, the Company will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any securities of the Issuer or the Company (other than the sale to the Underwriters of the Other Bonds), respectively, which are substantially similar to the Bonds;

(g) The Company will not take or fail to take any action which would, under the Internal Revenue Code of 1986, as amended and in effect on the date of issuance of the Bonds (the “Code”), Regulations of the Department of the Treasury of the United States of America (including Temporary Regulations and Proposed Regulations) under the Code applicable to the Bonds, rulings and court decisions, cause the interest payable on the Bonds to be includable in gross income for Federal income tax purposes of the holders thereof (other than a “substantial user” of the Facilities or a “related person” as those terms are used in Section 147(a) of the Code);

(h) To endeavor in good faith to cooperate with the Underwriters and the Issuer in qualifying the Bonds for sale under the securities laws of such jurisdictions as the Underwriters may designate and in continuing such qualification in effect so long as required for the distribution of the Bonds;

(i) To pay the expenses set forth in Section 10 of the Bond Purchase Agreement as expenses to be borne by the Company in accordance with the terms thereof and, if the Bond Purchase Agreement shall be terminated by the Underwriters because the Issuer is unable or otherwise fails to perform its obligations under the Bond Purchase Agreement or refuses or otherwise fails to comply with the terms of or to fulfill any of the conditions of the Bond Purchase Agreement or if for any reason the Company shall be unable, refuse or otherwise fails to perform the agreements and actions or comply with the terms and conditions contemplated to be performed, complied with, or fulfilled on the Company’s part under the Bond Purchase Agreement or this Agreement or if the Issuer shall decline to enter into the Bond Purchase Agreement by 11:59 p.m. Maricopa County, Arizona time on the date hereof, to reimburse the Underwriters for all out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by them in connection with the Bond Purchase Agreement, this Agreement and the offering of the Bonds contemplated under the Bond Purchase Agreement;

(j) For a period of five years from the date of this Agreement, to furnish, upon request, to each of the Underwriters, the following:

a) as soon as practicable after the end of each fiscal year a consolidated balance sheet and consolidated statements of earnings (loss) and retained earnings (deficit) of the Company as at the end of and for such years, all in reasonable detail and certified by independent public accountants, and also copies of the annual and interim reports of the Company to its stockholders as soon as the same have been sent to such stockholders; and

b) as soon as practicable after the end of each quarter of its fiscal year one copy of a consolidated balance sheet as at the end of such period and consolidated statements of earnings (loss) and retained earnings (deficit) for said period in reasonable detail, none of which statements need be audited but shall be certified as correct by a Vice President, the Treasurer or Assistant Treasurer of the Company;

(k) To file timely all reports required to be filed by the Company with the Commission pursuant to Section 13 or 15(d) of the Exchange Act subsequent to the date of the Official Statement and for so long as the delivery of a copy of such Official Statement is required to be delivered in connection with sales by the Underwriters or any securities dealer;

(l) That all representations and warranties and covenants and agreements of the Company contained herein, including the indemnity agreements of the Company contained herein, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Underwriters or controlling person of any Underwriters, or by or on behalf of the Issuer, or any member, officer, official or employee of the Issuer or by or on behalf of the Company, or any officer, director or controlling person of the Company, or of any termination of this Agreement or the Bond Purchase Agreement, and shall survive delivery of and payment for the Bonds; and

(m) That any certificate signed by any officer of the Company and delivered to the Issuer, the Underwriters or to Underwriters’ counsel shall be deemed a representation and warranty by the Company to the Issuer and to the Underwriters as to the statements made therein.

6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the members, officers, officials, employees and controlling persons and the officers and directors referred to herein, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said members, officers, officials, employees and controlling persons and said officers and directors and for the benefit of no other person or corporation. No purchaser of any of the Bonds from either Underwriters shall be construed a successor or assign merely by reason of such purchase.

7. Choice of Law. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8. Notices. All communications hereunder shall be in writing and if sent to the Issuer or the Underwriters shall be in accordance with Section 12 of the Bond Purchase Agreement and if sent to the Company shall be mailed, delivered or sent electronically or by facsimile and confirmed to it at 100 North Stanton, El Paso, TX 79901, Attention: Treasurer.

9. Counterparts. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

10. Statutory Notice. In accordance with the terms thereof, notice is hereby given of Title 38, Chapter 3, Section 38-511, Arizona Revised Statutes, which provides, among other things, that the State of Arizona, its political subdivisions or any department or agency of either may, within three years after its execution, cancel any contract, without penalty or further obligation, made by said State, its political subdivisions, or any of the departments or agencies of either if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of said State, its political subdivisions or any of the departments or agencies of either is, at any time while the contract or any extension of the contract is in effect, an employee or agent of any other party to the contract in any capacity or a consultant to any other party of the contract with respect to the subject matter of the contract.

If the foregoing is in accordance with your understanding of the agreement between you and the Company, kindly sign and return to the Company the enclosed duplicate of this letter agreement whereupon it will constitute a binding agreement between you and the Company in accordance with its terms.

Very truly yours,

EL PASO ELECTRIC COMPANY

By:
Name:
Title:

Accepted and agreed to this

     day of             , 2005

MARICOPA COUNTY, ARIZONA POLLUTION CONTROL CORPORATION

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

BNY CAPITAL MARKETS, INC.

By:
Name:
Title:

J.P. MORGAN SECURITIES INC.

By:
Name:
Title: